EXHIBIT 99.1
For Immediate Release
SOUTHFIRST BANCSHARES, INC. VOLUNTARILY FILES TO DELIST ITS SHARES
February 21, 2006, Sylacauga, Alabama (AMEX Symbol: “SZB”). SouthFirst Bancshares, Inc. (the “Company”) announced today that it has filed an application to voluntarily delist its common shares from trading on the American Stock Exchange. The delisting is expected to become effective within the next 60 days.
In approving this action, the Company’s Board of Directors determined that it would be in the best interests of the Company and its stockholders to delist from the AMEX. In making that decision, the Board considered several factors, including the following: (a) the Company has a limited number of stockholders of record, (b) the costs associated with maintaining the Company’s status as an AMEX listed company are outweighed by the benefits to the Company and its stockholders, (c) the limited volume of trading of the shares has resulted in the shares not providing a practical source of capital for the Company or liquidity for its stockholders, and (d) few analysts currently cover the Company and its shares on the AMEX.
Sandra H. Stephens, Chief Executive Officer of the Company, made the following comment: “The costs of remaining an AMEX listed company outweigh the benefits to our Company and our stockholders. Due to our small market cap and small number of stockholders, we have not enjoyed many of the traditional benefits of being an exchange-listed company. We believe that the cost reductions associated with delisting will make us more profitable and bring more value to our stockholders.”
Notice of the Company’s application to voluntarily delist its common shares from trading on the American Stock Exchange will be published in the Federal Register. At this time, the Company does not know when this notice will be published, but it is anticipated that publication will occur within the next 30 days. Following publication, there will be an approximately 20-day comment period before the SEC takes action on the Company’s application. Trading of the Company’s shares on the AMEX will cease at the time that the SEC grants the Company’s application to withdraw the shares from listing. The Company has made arrangements with Howe Barnes Investments, Inc., an Illinois corporation, for it to act as a market maker for the Company’s common stock on the Over the Counter Bulletin Board (OTCBB) following the requisite review and acceptance by the NASD and OTCBB and cessation of trading of the Company’s common stock on the AMEX.
SouthFirst Bancshares, Inc. is a thrift holding company that owns all of the outstanding shares of stock of SouthFirst Bank, formerly known as First Federal of the South with offices located in Sylacauga, Talladega, Clanton and Birmingham.

SouthFirst Bancshares, Inc. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company’s belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or the Company’s actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company’s Annual Report on Form 10-K and its other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.
Please contact Sandra H. Stephens, Chief Executive Officer, at (256) 245-4365, with any questions or requests for additional information.